Exhibit 99.1
eBay INC. REPORTS STRONG THIRD QUARTER 2012 RESULTS

Revenue, Net Income and Active Users up Double Digits Year over Year

SAN JOSE, Calif., October 17, 2012 - eBay Inc., a global commerce platform and payments company (Nasdaq: EBAY), today reported that revenue for the third quarter ended September 30, 2012 increased 15% to $3.4 billion, compared to the same period of 2011. The company reported third quarter net income on a GAAP basis of $597 million, or $0.45 per diluted share, and non-GAAP net income of $718 million, or $0.55 per diluted share. GAAP and non-GAAP net income were up 22% and 14%, respectively, year over year due primarily to strong top-line growth. Segment margin in each of our three business segments expanded on a year-over-year basis.

"We had a great third quarter across our company, with Marketplaces and PayPal accelerating customer growth," said John Donahoe, eBay Inc. President and CEO. "Mobile continues to be a game changer for us, and we continue to be a clear leader in mobile commerce and payments. With our strong portfolio and global reach, we are consistently demonstrating our capabilities to help consumers shop anytime, anywhere. And we are enabling retailers of all sizes to compete in a rapidly evolving, multichannel commerce environment."

PayPal delivered a strong third quarter performance. It ended the quarter with 117.4 million active registered accounts, a 14% increase over the third quarter of 2011. Revenue increased 23% year over year and net total payment volume (TPV) grew 20% year over year to $35.2 billion. PayPal continues to innovate on a global scale while expanding its addressable market to offline. PayPal's offline initiative is following a three-pronged approach: soliciting direct merchant relationships; partnering with Discover to access its 7 million retail locations in the United States; and using a direct and indirect approach to distribute its small business payment solution, PayPal Here, both domestically and internationally.

Marketplaces delivered another strong quarter with accelerating user growth. Gross merchandise volume (GMV), excluding vehicles, increased 11% year over year to $16 billion in the third quarter of 2012. Marketplaces revenue increased 9% year over year, driven by strong growth in the United States and Asia Pacific. Active user growth continued to accelerate during the quarter, reaching 10% year over year, the fastest growth since 2007, with 800,000 new users coming from mobile. This helped boost sold items growth, which was up 19% year over year in the third quarter of 2012. U.S. GMV, excluding vehicles, increased 16% year over year, while International GMV, excluding vehicles, increased 8% year over year, in both cases driven by investment in the customer experience, growth of mobile as a channel and continued strong performance in key verticals. Downloads of eBay's suite of mobile apps have now surpassed 100 million globally, becoming an increasing point of differentiation and engagement.

GSI revenue increased 12% year over year to $226 million, driven primarily by a 16% year over year increase in global ecommerce (GeC) merchandise sales. Same store sales grew 19% year over year, reflecting strong ecommerce sales from retail clients. GSI is winning new clients and bringing eBay's innovative technology solutions and services to merchants of all sizes.

Third Quarter 2012 Financial Highlights (presented in millions, except per share data and percentages) (1)

	Third Quarter
	2012	2011	Change
GAAP
Net revenue	$3,404	$2,966	$438	15%
Net income	$597	$491	$106	22%
Earnings per diluted share	$0.45	$0.37	$0.08	21%
Non-GAAP
Net income	$718	$628	$90	14%
Earnings per diluted share	$0.55	$0.48	$0.07	14%

	Third Quarter
	2012	2011	Change
Business Units
Payments
Net revenue	$1,367	$1,107	$260	23%
Net total payment volume	$35,159	$29,282	$5,877	20%
Merchant Services	$23,704	$19,314	$4,390	23%
On eBay	$11,455	$9,968	$1,487	15%
Marketplaces
Net revenue	$1,806	$1,653	$153	9%
Gross merchandise volume (GMV), excl. vehicles	$16,281	$14,666	$1,615	11%
U.S. GMV	$6,479	$5,588	$891	16%
International GMV	$9,801	$9,078	$723	8%
GSI
Net revenue	$226	$202	$24	12%
GeC Merchandise Sales	$698	$601	$97	16%

(1)	Certain amounts may not add/subtract due to rounding and may not recalculate using the rounded dollar amounts provided.

Other Selected Financial Results

•
Operating margin — GAAP operating margin increased to 19.6% for the third quarter of 2012, compared to 18.1% for the same period last year. Non-GAAP operating margin increased to 26.3% in the third quarter, compared to 25.3% for the same period last year.

•
Taxes — The GAAP effective tax rate for the third quarter of 2012 was 11%, compared to 20% for the third quarter of 2011. The decrease was due primarily to increased earnings in low tax jurisdictions and the favorable impact of discrete items, primarily related to stock-based compensation. For the third quarter of 2012 and 2011, the non-GAAP effective tax rate was 20% and 21%, respectively.

•	Cash flow — The company generated $1.2 billion of operating cash flow and $792 million of free cash flow during the third quarter of 2012.

•	Stock repurchase programs — The company repurchased approximately $47 million of its common stock in the third quarter of 2012.

•	Debt issuance — The company issued senior unsecured notes in an aggregate principal amount of $3 billion during the third quarter of 2012.

•
Cash and cash equivalents and non-equity investments — The company's cash and cash equivalents and non-equity investments portfolio totaled $10.8 billion at September 30, 2012, up from $7.5 billion at December 31, 2011.

Business Outlook

•
Fourth quarter 2012 — eBay expects net revenues in the range of $3,850 - $4,000 million with GAAP earnings per diluted share in the range of $0.55 - $0.58 and non-GAAP earnings per diluted share in the range of $0.66 - $0.69.

•
Full year 2012 — eBay now expects net revenues in the range of $13,950 - $14,100 million with GAAP earnings per diluted share in the range of $1.95 - $1.99 and non-GAAP earnings per diluted share in the range of $2.32 - $2.35.

Quarterly Conference Call
eBay will host a conference call to discuss third quarter 2012 results at 2:00 p.m. Pacific Time today. A live webcast of the conference call, together with a slide presentation that includes supplemental financial information and reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, can be accessed through the company's Investor Relations website at http://investor.ebayinc.com. In addition, an archive of the webcast will be accessible for 90 days through the same link.
About eBay Inc.

Founded in 1995 in San Jose, Calif., eBay Inc. (NASDAQ:EBAY) is a global commerce platform and payments leader connecting millions of buyers and sellers. We do so through eBay, the world's largest online marketplace, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through GSI, which facilitates ecommerce, multichannel retailing and digital marketing for global enterprises. X.commerce harnesses the developer community of Magento, an ecommerce platform, by providing technology solutions and eBay Inc. capabilities to merchants of all sizes, supporting eBay Inc.'s mission of enabling commerce. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.
Non-GAAP Financial Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission (SEC): non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate and free cash flow. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, see “Business Outlook,” “Non-GAAP Measures of Financial Performance,” “Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin,” “Reconciliation of GAAP Net Income to Non-GAAP Net Income,” “Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate” and “Reconciliation of Operating Cash Flow to Free Cash Flow” included in this press release.
Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the fourth quarter and full year 2012, and the future growth in the Payments, Marketplaces and GSI businesses, mobile payments and mobile commerce. The company's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, including any European or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; the company's ability to profitably integrate, manage and grow businesses that have been acquired recently or may be acquired in the future; the company's need to successfully react to the increasing importance of mobile payments and mobile commerce and the increasing social aspect of commerce; the company's ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the company's need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the effect of management changes and business initiatives; the company's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; any changes the company may make to its product offerings; the competitive, regulatory, credit card association-related and other risks specific to PayPal and Bill Me Later, especially as PayPal continues to expand geographically and introduce new products and as new laws and regulations related to financial services companies come into effect; the company's ability to timely upgrade and develop its systems, infrastructure and customer service capabilities, including GSI's v.11 initiative, at reasonable cost; and the company's ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.
More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford; Tom Hudson	tford@ebay.com; thhudson@ebay.com
Media Relations Contact:	Amanda Miller	press@ebay.com
Investor Information Request:	408-376-7493
Company News:	http://www.ebayinc.com/news
Investor Relations website:	http://investor.ebayinc.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet

	September 30, 2012	December 31, 2011
	(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$7,331	$4,691
Short-term investments	1,804	1,238
Accounts receivable, net	694	682
Loans and interest receivable, net	1,792	1,501
Funds receivable and customer accounts	4,807	3,968
Other current assets	982	581
Total current assets	17,410	12,661
Long-term investments	2,500	2,453
Property and equipment, net	2,393	1,986
Goodwill	8,492	8,365
Intangible assets, net	1,234	1,406
Other assets	473	449
Total assets	$32,502	$27,320
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$12	$565
Accounts payable	271	282
Funds payable and amounts due to customers	4,807	3,968
Accrued expenses and other current liabilities	1,776	1,511
Deferred revenue	132	110
Income taxes payable	63	298
Total current liabilities	7,061	6,734
Deferred and other tax liabilities, net	945	1,073
Long-term debt	4,506	1,525
Other liabilities	77	58
Total liabilities	12,589	9,390

Total stockholders' equity	19,913	17,930
Total liabilities and stockholders' equity	$32,502	$27,320

eBay Inc.
Unaudited Condensed Consolidated Statement of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In millions, except per share amounts)

Net revenues	$3,404	$2,966	$10,079	$8,272
Cost of net revenues (1)	1,022	920	2,992	2,426
Gross profit	2,382	2,046	7,087	5,846
Operating expenses:
Sales and marketing (1)	726	623	2,120	1,763
Product development (1)	389	319	1,157	891
General and administrative (1)	369	336	1,131	1,018
Provision for transaction and loan losses	148	146	413	372
Amortization of acquired intangible assets	83	85	251	182
Total operating expenses	1,715	1,509	5,072	4,226
Income from operations	667	537	2,015	1,620
Interest and other, net	5	79	74	111
Gain (loss) on divested business	—	—	118	(256)
Income before income taxes	672	616	2,207	1,475
Provision for income taxes	(75)	(125)	(348)	(225)
Net income	$597	$491	$1,859	$1,250
Net income per share:
Basic	$0.46	$0.38	$1.44	$0.97
Diluted	$0.45	$0.37	$1.42	$0.95
Weighted average shares:
Basic	1,292	1,290	1,291	1,291
Diluted	1,314	1,309	1,311	1,311

(1) Includes stock-based compensation as follows:
Cost of net revenues	$13	$14	$41	$43
Sales and marketing	35	32	99	100
Product development	34	26	101	91
General and administrative	40	36	119	112
	$122	$108	$360	$346

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In millions)
Cash flows from operating activities:
Net income	$597	$491	$1,859	$1,250
Adjustments:
Provision for transaction and loan losses	148	146	413	372
Depreciation and amortization	311	267	882	667
(Gain) loss on divested business	—	—	(118)	256
Gain on acquisition of a business	—	(56)	—	(73)
Stock-based compensation	122	108	360	346
Changes in assets and liabilities, net of acquisition effects	(24)	(147)	(943)	(527)
Net cash provided by operating activities	1,154	809	2,453	2,291
Cash flows from investing activities:
Purchases of property and equipment, net	(362)	(283)	(961)	(672)
Changes in principal loans receivable, net	(180)	(155)	(335)	(254)
Purchases of investments	(126)	(654)	(1,470)	(1,884)
Maturities and sales of investments	309	437	938	1,298
Acquisitions, net of cash acquired	(10)	(308)	(143)	(3,155)
Proceeds from divested business, net of cash disposed	—	—	144	—
Other	(61)	—	(77)	(102)
Net cash used in investing activities	(430)	(963)	(1,904)	(4,769)
Cash flows from financing activities:
Proceeds from issuance of common stock	134	31	359	188
Repurchases of common stock	(47)	(33)	(642)	(814)
Excess tax benefits from stock-based compensation	27	7	95	65
Tax withholdings related to net share settlements of restricted stock units and awards	(20)	(16)	(152)	(130)
Net (repayments) and borrowings under commercial paper program	(550)	—	(550)	700
Proceeds from the issuance of debt, net of issuance costs	2,976	—	2,976	—
Repayment of acquired debt	—	(13)	—	(199)
Funds receivable and customer accounts	(511)	67	(839)	(696)
Funds payable and amounts due to customers	511	(67)	839	696
Other	(4)	—	(4)	—
Net cash (used in) provided by financing activities	2,516	(24)	2,082	(190)
Effect of exchange rate changes on cash and cash equivalents	53	(89)	9	90
Net (decrease) increase in cash and cash equivalents	3,293	(267)	2,640	(2,578)
Cash and cash equivalents at beginning of period	4,038	3,266	4,691	5,577
Cash and cash equivalents at end of period	$7,331	$2,999	$7,331	$2,999

eBay Inc.
Unaudited Summary of Consolidated Net Revenues

Net Revenues by Type (1)
	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
Net transaction revenues	(In millions, except percentages)
Marketplaces	$1,490	$1,491	$1,425	$1,443	$1,354
Current quarter vs prior quarter	—%	5%	(1)%	7%	—%
Current quarter vs prior year quarter	10%	10%	11%	15%	14%
Percent of Marketplaces revenue from international	55%	57%	55%	57%	56%

Payments	1,264	1,234	1,216	1,157	1,032
Current quarter vs prior quarter	2%	1%	5%	12%	4%
Current quarter vs prior year quarter	22%	25%	29%	25%	29%
Percent of Payments revenue from international	55%	55%	54%	55%	53%

GSI	170	164	182	295	148
Current quarter vs prior quarter	3%	(10)%	(38)%	99%	N/A
Current quarter vs prior year quarter	14%	N/A	N/A	N/A	N/A
Percent of GSI revenue from international	3%	4%	4%	3%	3%

Total net transaction revenues	2,925	2,889	2,823	2,895	2,535
Current quarter vs prior quarter	1%	2%	(2)%	14%	8%
Current quarter vs prior year quarter	15%	23%	27%	32%	28%

Marketing services and other revenues
Marketplaces	316	323	303	329	299
Current quarter vs prior quarter	(2)%	7%	(8)%	10%	(4)%
Current quarter vs prior year quarter	5%	3%	13%	24%	32%
Percent of Marketplaces revenue from international	75%	74%	75%	72%	74%

Payments	102	123	93	83	74
Current quarter vs prior quarter	(17)%	32%	12%	12%	(9)%
Current quarter vs prior year quarter	37%	50%	87%	84%	84%
Percent of Payments revenue from international	15%	11%	15%	17%	9%

GSI	57	57	55	68	54
Current quarter vs prior quarter	—%	3%	(19)%	26%	N/A
Current quarter vs prior year quarter	4%	N/A	N/A	N/A	N/A
Percent of GSI revenue from international	—%	—%	—%	—%	—%

Corporate and other	11	10	6	5	3

Total marketing services and other revenues	485	513	457	485	431
Current quarter vs prior quarter	(5)%	12%	(6)%	13%	7%
Current quarter vs prior year quarter	13%	27%	43%	56%	62%

Elimination of inter-segment net revenue and other (2)	(6)	(4)	(3)	N/A	N/A
Total net revenues	$3,404	$3,398	$3,277	$3,380	$2,966
Current quarter vs prior quarter	—%	4%	(3)%	14%	7%
Current quarter vs prior year quarter	15%	23%	29%	35%	32%

(1)	Certain amounts may not add/subtract due to rounding and may not recalculate using the rounded dollar amounts provided.

(2)	Represents revenue generated between our reportable segments.

Net Revenues by Geography (1)	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
	(In millions, except percentages)
U.S. net revenues	$1,637	$1,611	$1,581	$1,665	$1,428
Current quarter vs prior quarter	2%	2%	(5)%	17%	14%
Current quarter vs prior year quarter	15%	29%	39%	49%	35%
Percent of total	48%	47%	48%	49%	48%

International net revenues	1,767	1,787	1,696	1,715	1,538
Current quarter vs prior quarter	(1)%	5%	(1)%	12%	2%
Current quarter vs prior year quarter	15%	18%	21%	25%	29%
Percent of total	52%	53%	52%	51%	52%

Total net revenues	$3,404	$3,398	$3,277	$3,380	$2,966
Current quarter vs prior quarter	—%	4%	(3)%	14%	7%
Current quarter vs prior year quarter	15%	23%	29%	35%	32%

(1)
Revenues are attributed to U.S. and international geographies primarily based upon the country in which the seller, payment recipient, customer, website that displays advertising, or other service provider, as the case may be, is located.

eBay Inc.
Unaudited Payments Supplemental Operating Data

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
	(In millions, except percentages)
Active registered accounts (1)	117.4	113.2	109.8	106.3	103.0
Current quarter vs prior quarter	4%	3%	3%	3%	3%
Current quarter vs prior year quarter	14%	13%	12%	13%	14%

Net number of payments (2)	589.2	564.8	555.7	548.1	459.2
Current quarter vs prior quarter	4%	2%	1%	19%	6%
Current quarter vs prior year quarter	28%	31%	31%	30%	29%

Net total payment volume (3)	$35,159	$34,451	$33,857	$33,372	$29,282
Current quarter vs prior quarter	2%	2%	1%	14%	2%
Current quarter vs prior year quarter	20%	20%	24%	24%	31%
Merchant Services net total payment volume as % of net total payment volume	67%	67%	66%	66%	66%

Transaction rates
Take rate	3.89%	3.94%	3.87%	3.71%	3.78%
Transaction expense	1.07%	1.07%	1.07%	1.04%	1.14%
Loss rate	0.30%	0.26%	0.26%	0.27%	0.31%
Transaction margin (4)	64.8%	66.3%	65.6%	64.8%	61.5%

Loan portfolio rates
Risk adjusted margin (5)	16.5%	15.5%	16.8%	16.9%	18.0%
Net charge-off rate (6)	4.9%	4.6%	4.5%	4.4%	4.3%
90-day delinquency rate (7)	2.9%	2.5%	2.4%	2.4%	2.6%

(1)
All registered accounts that successfully sent or received at least one payment or payment reversal through the PayPal system or Bill Me Later accounts that are currently able to transact and that received a statement within the last 12 months.

(2)
Number of payments, net of payment reversals, successfully completed through our Payments networks and Zong, excluding PayPal's payments gateway business, and on Bill Me Later accounts during the quarter.

(3)
Total dollar volume of payments, net of payment reversals, successfully completed through our Payments networks, Bill Me Later accounts and Zong during the period, excluding PayPal's payment gateway business.

(4)
Transaction Margin calculation has been adjusted to include total revenues (including revenue from credit) less transaction expense (including credit cost of funds) less transaction loss (including credit loan losses), divided by global take rate (based on global total revenues divided by total TPV).

(5)
The risk adjusted margin represents the annualized ratio of Bill Me Later revenue, excluding contra-revenue incentives to customers or merchants, less cost of funds, and less net credit and fraud losses relative to average loans receivable for the quarter.

(6)	Net charge-off rate represents the annualized ratio of Bill Me Later net credit losses relative to average loans receivable for the quarter.

(7)	90-day delinquency rate is the ratio of Bill Me Later end of period account balances that have missed three or more consecutive payments relative to total ending loan receivables.

eBay Inc.
Unaudited eBay Marketplaces Supplemental Operating Data

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
	(In millions, except percentages)
Active Users (1)	108.3	104.8	102.4	100.4	98.7
Current quarter vs prior quarter	3%	2%	2%	2%	2%
Current quarter vs prior year quarter	10%	8%	7%	6%	6%

Gross Merchandise Volume (excluding vehicles) (2)	$16,281	$16,171	$16,206	$16,490	$14,666
Current quarter vs prior quarter	1%	—%	(2)%	12%	—%
Current quarter vs prior year quarter	11%	10%	12%	10%	16%

Vehicles Gross Merchandise Volume (3)	$1,994	$2,021	$1,871	$1,864	$2,149
Current quarter vs prior quarter	(1)%	8%	—%	(13)%	(4)%
Current quarter vs prior year quarter	(7)%	(10)%	(9)%	(3)%	—%

Fixed Price Trading (4) as % of total gross merchandise volume	66%	65%	64%	64%	63%
eBay's classifieds websites and Shopping.com are not included in these metrics.

(1)
All users, excluding users of Half.com, StubHub, and our Korean subsidiaries (Gmarket and eBay Auction Co.), who bid on, bought, listed or sold an item within the previous 12-month period. Users may register more than once, and as a result, may have more than one account.

(2)
Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction, excluding vehicles gross merchandise volume.

(3)
Total value of all successfully closed vehicle transactions between users on eBay Marketplaces trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

(4)	Primarily, total gross merchandise volume related to eBay's “Buy It Now” feature on eBay Marketplaces trading platforms relative to total gross merchandise volume during the quarter.

eBay Inc.
Unaudited GSI Supplemental Operating Data

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
	(In millions, except percentages)
GeC Merchandise Sales (1)	$698	$674	$715	$1,362	$601
Current quarter vs prior quarter	4%	(6%)	(48%)	127%	N/A
Current quarter vs prior year quarter	16%	N/A	N/A	N/A	N/A

(1)
Represents the retail value of all sales transactions, inclusive of freight charges and net of allowance for returns and discounts, which flow through the GSI ecommerce services platform, whether we record the full amount of such transaction as a product sale or a percentage of such transaction as a service fee.

eBay Inc.
Business Outlook
(In Millions, Except Per Share Amounts)
The guidance figures provided below and elsewhere in this press release are forward-looking statements, reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature because eBay's future performance is difficult to predict. Such guidance is based on information available on the date of this press release, and eBay assumes no obligation to update it.
eBay's future performance involves risks and uncertainties, and the company's actual results could differ materially from the information below and elsewhere in this press release. Some of the factors that could affect the company's operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's investor relations website at http://investor.ebayinc.com or the SEC's website at www.sec.gov.

Three Months Ending
December 31, 2012
(In millions, except per share amounts)	GAAP	Non-GAAP (a)
Net Revenue	$3,850 - $4,000	$3,850 - $4,000
Diluted EPS	$0.55 - $0.58	$0.66 - $0.69

Twelve Months Ending
December 31, 2012
(In millions, except per share amounts)	GAAP	Non-GAAP (b)
Net Revenue	$13,950 - $14,100	$13,950 - $14,100
Diluted EPS	$1.95 - $1.99	$2.32 - $2.35

(a)
Estimated non-GAAP amounts above for the three months ending December 31, 2012, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $95-$105 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $115-$135 million, and the accretion of a note receivable of approximately $5 million as well as the related tax impact.

(b)
Estimated non-GAAP amounts above for the 12 months ending December 31, 2012, reflect adjustments that exclude the estimated amortization of acquired intangible assets of approximately $400-$420 million, estimated stock-based compensation expense and employer payroll taxes on stock-based compensation expense of approximately $485-$515 million, the gain on a divestiture of approximately $118 million, and the accretion of a note receivable of approximately $20-$25 million as well as the related tax impact.

eBay Inc.
Non-GAAP Measures of Financial Performance
To supplement the company's condensed consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flow.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay's results of operations in conjunction with the corresponding GAAP measures.
Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included in this press release.
These non-GAAP measures are provided to enhance investors' overall understanding of the company's current financial performance and the company's prospects for the future. Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses or net purchases of property and equipment, as the case may be, that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes that the inclusion of non-GAAP measures provides consistency in the company's financial reporting.
For its internal budgeting process, and as discussed further below, eBay's management uses financial measures that do not include stock-based compensation expense, employer payroll taxes on stock-based compensation, amortization or impairment of acquired intangible assets, impairment of goodwill, significant gains or losses from the disposal/acquisition of a business, restructuring-related charges and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay's management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay.
eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating margin and non-GAAP effective tax rate:
Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock and employee stock purchases. eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results. eBay also excludes its proportionate share of Skype's stock-based compensation expense.
Employer payroll taxes on stock-based compensation. This amount is dependent on eBay's stock price and the timing and size of exercises by employees of their stock options and the vesting of their restricted stock, over which management has limited to no control, and as such management does not believe it correlates to eBay's operation of the business.
Amortization or impairment of acquired intangible assets, impairment of goodwill and significant gains or losses and transaction expenses from the acquisition or disposal of a business. eBay incurs amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and may incur significant gains or losses from the acquisition or disposal of a business and therefore excludes these amounts from its non-GAAP measures. eBay also excludes its proportionate share of Skype's amortization of acquired intangibles expense. eBay also settled a legal exposure in conjunction with the acquisition of a business and excludes this settlement payment. In addition, eBay's results are also impacted by hedge transactions related to unique movements of cash from significant business acquisitions or dispositions. eBay excludes the impact of the accretion of a note receivable associated with the disposal of certain businesses. eBay excludes these items because management does not believe they correlate to the ongoing operating results of eBay's business.
Restructuring. These charges consist of expenses for employee severance and other exit and disposal costs. eBay excludes restructuring charges primarily because management does not believe they are reflective of ongoing operating results.
Income taxes associated with certain non-GAAP entries. This amount is used to present stock-based compensation and the other amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay's business, make strategic acquisitions, and repurchase stock. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period.

eBay Inc.
Reconciliation of GAAP Operating Margin to Non-GAAP Operating Margin

	Three Months Ended
	September 30,	September 30,
	2012	2011
	(In millions, except percentages)
GAAP operating income	$667	$537
Stock-based compensation expense	122	108
Employer payroll taxes on stock-based compensation	3	2
Amortization of acquired intangible assets within cost of net revenues	20	20
Amortization of acquired intangible assets within operating expenses	83	84
Non-GAAP operating income	$895	$751

Non-GAAP operating margin	26.3%	25.3%

Reconciliation of GAAP Net Income to Non-GAAP Net Income

	Three Months Ended
	September 30,	September 30,
	2012	2011
	(In millions, except per share amounts)
GAAP net income	$597	$491
Stock-based compensation expense	122	108
Employer payroll taxes on stock-based compensation	3	2
Amortization of acquired intangible assets within cost of net revenues	20	20
Amortization of acquired intangible assets within operating expenses	83	84
Amortization of intangibles and stock-based compensation for Skype	—	24
Sale of Skype transaction related items	(2)	—
Accretion of note receivable	(4)	(4)
Gain from the acquisition of a business	—	(56)
Income taxes associated with certain non-GAAP entries	(101)	(41)
Non-GAAP net income	$718	$628

Diluted net income per share:
GAAP	$0.45	$0.37
Non-GAAP	$0.55	$0.48
Shares used in GAAP and non-GAAP diluted net income per-share calculation	1,314	1,309

Reconciliation of GAAP Effective Tax Rate to Non-GAAP Effective Tax Rate

	Three Months Ended
	September 30,	September 30,
	2012	2011
	(In millions, except percentages)
GAAP provision for income taxes (a)	$75	$125
Income taxes associated with certain non-GAAP entries	101	41
Non-GAAP provision for income taxes (b)	$176	$166

GAAP income before income taxes (c)	$672	$616
Stock-based compensation expense	122	108
Employer payroll taxes on stock-based compensation	3	2
Amortization of acquired intangible assets within cost of net revenues	20	20
Amortization of acquired intangible assets within operating expenses	83	84
Amortization of intangibles and stock-based compensation for Skype	—	24
Sale of Skype transaction related items	(2)	—
Accretion of note receivable	(4)	(4)
Gain from the acquisition of a business	—	(56)
Non-GAAP income before income taxes (d)	$894	$794

GAAP effective tax rate (a/c)	11%	20%

Non-GAAP effective tax rate (b/d)	20%	21%

Reconciliation of Operating Cash Flow to Free Cash Flow

	Three Months Ended
	September 30,	September 30,
	2012	2011
	(In millions)
Net cash provided by operating activities	$1,154	$809
Less: Purchases of property and equipment, net	(362)	(283)
Free cash flow	$792	$526